EXHIBIT 99.3
JOINT FILING AGREEMENT
Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Schedule 13D relating to the common stock of SoundThinking, Inc., and any amendments thereto, shall be filed jointly on their behalf. This agreement shall be included as an exhibit to that Schedule 13D.

Gary M. Lauder

Signature	/s/ Gary M. Lauder
Name/Title:	Gary M. Lauder
Date:	October 2, 2026

The Gary M. Lauder Revocable Trust UAD 8/10/2000

Signature:	/s/ Gary M. Lauder
Name/Title:	Gary M. Lauder, Trustee
Date:	October 2, 2026

Lauder Partners LLC

Signature:	/s/ Gary M. Lauder
Name/Title:	Gary M. Lauder, Managing Director
Date:	October 2, 2026

Gary M. Lauder 2015 Trust

Signature:	/s/ Benjamin Zeliger
Name/Title:	Benjamin Zeliger, President of Roaring Fork Trust Company, Inc., its Trustee
Date:	October 2, 2026